EXHIBIT 3.111
In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so, the Dutch text will by law govern.
UNOFFICIAL OFFICE TRANSLATION OF THE DEED OF INCORPORATION OF REYNOLDS PACKAGING INTERNATIONAL B.V.
On this day, the seventh day of January two thousand and eight, appeared before me, Dirk-Jan Jeroen Smit, civil law notary, officiating in Amsterdam, the Netherlands:
Mechteld Suzette Flohil, with office address at Strawinskylaan 10, 1077 XZ Amsterdam, the Netherlands, born in ‘s-Gravenhage, the Netherlands, on the twenty-first day of September nineteen hundred and eighty-one, who for the purpose hereof is acting as attorney authorised in writing of:
Reynolds Packaging (NZ) Limited, a company organised under the laws of New Zealand, having its registered office address at c/o Bell Gully, Level 22, 48 Shortland Street, Auckland, New Zealand (the Incorporator).
The person appearing declared that the Incorporator hereby incorporates a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) with the following:

ARTICLES OF ASSOCIATION:
CHAPTER I.
Definitions.
Article 1.
In these articles of association the following expressions shall have the following meanings:
a.	the General Meeting: the body of the company formed by shareholders and other persons entitled to vote;

b.	the General Meeting of Shareholders: the meeting of shareholders and other persons entitled to attend general meetings;

c.	the Distributable part of the net assets: that part of the company’s net assets which exceeds the aggregate of the issued capital and the reserves which must be maintained by virtue of the law;

d.	the Annual Accounts: the balance sheet and the profit and loss account with the explanatory notes;

e.	the Annual Meeting: the General Meeting of Shareholders held for the purpose of discussion and adoption of the Annual Accounts; and

f.	Accountant: a “register-accountant” or other accountant referred to in Section 2:393 of the Dutch Civil Code, as well as an organisation within which such accountants practice.
CHAPTER II.
Name. seat. objects.
Article 2. Name and Seat.
1.	The name of the company is:

Reynolds Packaging International B.V.
2.	The official seat of the company is in Amsterdam, the Netherlands.
Article 3. Objects.
The objects of the company are:
a.	to incorporate, to participate in any way whatsoever, to manage, to supervise, to operate and to promote enterprises, businesses and companies;

b.	to finance businesses and companies;

c.	to supply advice and to render services to enterprises and companies with which the company forms a group and to third parties;

d.	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreement in connection with the aforementioned;

e.	to render guarantees, to bind the company and to pledge its assets for obligations of this company or the companies and enterprises with which it forms a group and on behalf of third parties;

f.	to obtain, alienate, manage and exploit registered property and items of property in general;

g.	to trade and invest in currencies, securities and items of property in general;

h.	to develop and trade patent, trade marks, licenses, know-how and other industrial property rights;

i.	to perform any and all activity of industrial, financial or commercial nature; as well as everything pertaining the foregoing, relating thereto or conductive thereto, all in the widest sense of the word.
CHAPTER III.
Capital and shares. Register.
Article 4. Authorised capital.
1.	The authorised capital amounts to ninety thousand euro (€90,000).

2.	The authorised capital is divided into nine hundred (900) ordinary shares with a nominal value of one hundred euro (€100) each, numbered 1 up to and including 900.

3.	All shares are to be registered shares. No share certificates shall be issued.
Article 5. Register of shareholders.
1.	The management board shall keep a register in which the names and addresses of all holders of shares are recorded, showing the date on which they acquired the shares, the date of the acknowledgement or notification and the amount paid on each share.

2.	The names and addresses of those with a right of usufruct (‘life interest’) or a pledge on the shares shall also be entered in the register, stating the date on which they acquired the right, and the date of acknowledgement or notification, and whether they have the voting rights or the rights which, by virtue of the law, accrue to holders of depository receipts for shares issued with the company’s cooperation.

3.	Each shareholder, each beneficiary of the life interest and each pledgee is required to give written notice of his address to the company.

4.	The register shall be kept accurate and up to date. All entries and notes in the register shall be signed by a member of the management board.

5.	On application by a shareholder, a beneficiary of a life interest or a pledgee, the management board shall furnish an extract from the register, free of charge, insofar as it relates to his rights in a share. In the event that a life interest or pledge has been created in a share, the extract shall state to whom the voting rights accrue or the rights or the rights which, by virtue of the law, accrue to holders of depository receipts for shares issued with the company’s cooperation.

6.	The management board shall make the register available at the company’s office for inspection by the shareholders, as well as by the beneficiaries of a life interest and the pledgees to whom the rights which, by virtue of the law, to holders of depository receipts of shares issued with the company’s cooperation accrue.

CHAPTER IV.
Issuance of shares. Own shares.
Article 6. Issuance of shares. Body competent to issue shares. Notarial deed.
1.	The issuance of shares may only be effected pursuant to a resolution of the General Meeting, insofar as the General Meeting has not designated another body of the company in this respect.

2.	The issuance of a share shall furthermore require a deed drawn up for that purpose in the presence of a civil law notary registered in the Netherlands to which those involved are party.
Article 7. Conditions of issuance. Rights of pre-emption.
1.	A resolution for the issuance of shares shall stipulate the price and further conditions of issuance.

2.	Upon issuance of shares, each shareholder shall have a pre-emptive right in proportion to the aggregate nominal amount of his shares, such subject to the restrictions set by law.

3.	Shareholders shall have a similar right of pre-emption if options are granted to subscribe for shares.

4.	Prior to each single issuance the right of pre-emption may be limited or excluded by the body of the company competent to issue.
Article 8. Payment for shares.
1.	The full nominal amount of each share must be paid in on issue.

2.	Payment for a share must be made in cash insofar as no other manner of payment has been agreed on. Payment in foreign currency can be made only after approval by the company.
Article 9. Own shares.
1.	When issuing shares, the company shall not be entitled to subscribe for its own shares.

2.	The company may, subject to the relevant provisions of the law, acquire fully paid in shares in its own capital or depositary receipts, up to the maximum permitted by law.

3.	The company may give loans with a view to the subscription for or acquisition of shares in its capital or depositary receipts, but only up to the amount of the distributable reserves.

4.	The disposal of shares or depositary receipts held by the company shall be effected pursuant to a resolution of the General Meeting. The resolution to dispose of such shares shall also stipulate the conditions of the disposal. The disposal of shares held by the company shall be effected with due observance of the provisions of the blocking clause.

5.	No voting rights may be exercised in the General Meeting for any share held by the company or any of its subsidiaries. Beneficiaries of a life interest and pledgees of shares which belong to the company and its subsidiaries are not excluded from exercising the voting rights, if the life interest or pledge was created before the share belonged to the company or any of its subsidiaries.
CHAPTER V.

Transfer of shares. Limited rights.

Issuance of Depository Receipts.
Article 10. Transfer of shares. Shareholders’ rights. Life interest (“Vruchtgebruik”). Pledging (“Pandrecht”).
1.	The transfer of a share or the transfer of a right in rem thereon shall require a deed drawn up for that purpose in the presence of a civil law notary registered in the Netherlands to which those involved are party.

2.	Unless the company itself is party to the legal act, the rights attached to the share can only be exercised after the company has acknowledged said legal act or said deed has been served on it in accordance with the relevant provisions of the law.

3.	On the creation of a life interest or a pledge on shares the right to vote can, subject to the provisions of the law, be given to the beneficiary of the life interest or to the pledgee.

4.	A pledgee without the right to vote shall not have the rights which, by virtue of the law, accrue to the holders of depositary receipts for shares issued with the company’s cooperation, unless provided otherwise by the establishing of the right of pledge.
Article 11. Issuance of Depository Receipts.
The company shall not lend its co-operation to the issue of depository receipts for its shares.
CHAPTER VI.

Blocking clause.

Article 12. Approval.
1.	In order to be valid any transfer of shares shall require the approval in accordance with the provisions of this article of the General Meeting. No approval is required if, either all shareholders have approved the intended transfer in writing, which approval shall remain valid for three months, or a shareholder is obligated by law to transfer his shares to a prior shareholder.

2.	A shareholder who wishes to transfer shares — in this article also referred to as: the “applicant” — shall give notice of such intention to the management board by registered letter or against a receipt, which notice shall specify the number of shares he wishes to transfer and the person or the persons to whom he wishes to transfer the shares.

3.	The management board shall be obliged to convene and to hold a General Meeting of Shareholders within six weeks from the date of receipt of the notice referred to in the preceding paragraph. The contents of such notice shall be stated in the convocation.

4.	If the meeting grants the approval requested, the transfer must take place within three months thereafter.

5.	If:
a.	no such meeting as referred to in paragraph 3 has been held within the term mentioned in that paragraph;

b.	at that meeting no resolution has been adopted regarding the request for approval;

c.	such approval has been refused without the meeting having informed the applicant, at the same time as the refusal, of one or more interested parties who are prepared to purchase all the shares to which the request for approval relates, against payment in cash, the approval requested shall be deemed to have been granted and, in the case mentioned under a, shall be deemed to have been granted on the final day on which the meeting should have been held.

6.	Unless the applicant and the party(ies) interested designated by the General Meeting and accepted by him agree otherwise as to the price or the determination of the price, the purchase price of the shares shall be determined by an expert, appointed at the request of the most willing party by the chairman of the Chamber of Commerce where the company is registered.

7.	The applicant remains entitled to withdraw, until the expiry of one month after the determination of aforesaid price has been communicated to him in writing.

8.	The costs of determining the price shall be borne:
a.	by the applicant if he withdraws;

b.	by the applicant as to one half and the purchasers as to the other half if the shares are purchased by the interested parties, on the understanding that each purchaser shall contribute in proportion to the number of shares purchased by him;

c.	by the company in cases not falling under a or b.
9.	The company itself can only be an interested party as referred to in paragraph 5 under c with the consent of the applicant.
CHAPTER VII.

Management.

Article 13. Management board.
The management of the company shall be constituted by a management board consisting of managing directors A and managing directors B. The number of managing directors A shall equal the number of managing directors B.
Article 14. Appointment. Suspension and dismissal. Remuneration.
1.	The General Meeting shall appoint the members of the management board.

2.	A member of the management board may at any time be suspended or dismissed by the General Meeting.

3.	The General Meeting shall determine the remuneration and further conditions of employment for each member of the management board.
Article 15. Duties of the management board. Decision making process. Allocation of duties.
1.	Subject to the restrictions imposed by these articles of association, the management board shall be entrusted with the management of the company.

2.	All decisions of the management board shall be adopted by a majority of the votes cast. Each managing director A shall be entitled to cast a number of votes equalling the number of managing directors B present or represented and vice versa. If there is a tie of votes the General Meeting shall decide. The management board may, subject to the preceding provisions, lay down rules regarding its own decision making process. These rules shall be subject to the approval of the General Meeting.

3.	The management board may determine the duties with which each member of the management board will be charged in particular.

4.	A member of the management board may be represented by a co-member of the management board authorised in writing. The expression: “in writing” shall include any message transmitted by current means of communication and received in writing. A member of the managing board may not act as representative for more than one co-member.

5.	The management board meetings may be held physically, by telephone or by electronic means of communication.

6.	Resolutions of the management board may also be adopted in writing without recourse to a management board meeting, provided they are adopted by an unanimous vote of all members of the management board. The second sentence of paragraph 4 shall apply accordingly.
Article 16. Representation.
1.	The management board shall be authorised to represent the company. The authorisation to represent the company shall also accrue to any managing director A and any managing director B acting jointly.

2.	The management board may appoint officers with general or limited power to represent the company. Each of these officers shall be able to represent the company with due observance of any restrictions imposed on him. The management board shall determine their titles.

3.	In the event of a conflict of interest between the company and a managing director A, the company shall be represented by any managing director B acting jointly with the person designated for this purpose by the General Meeting; in the event of a conflict of interest between the company and a managing director B, the company shall be represented by any managing director A acting jointly with the person designated for this purpose by the General Meeting. In the event of a conflict of interest between the company and all members of the management board, the company shall be represented by a person as the General Meeting shall designate for the purpose.
Article 17. Approval of decisions of the management board.
1.	The General Meeting is entitled to require resolutions of the management board to be subject to its approval. These resolutions shall be clearly specified and notified to the management board in writing.

2.	The lack of approval referred to in paragraph 1 does not affect the authority of the management board to represent the company.
Article 18. Absence or prevention.
1.	If a member of the management board is absent or prevented from performing his duties, the remaining members shall be temporarily entrusted with the management of the company, provided that at least one managing director A and one managing director B are not absent or prevented from performing their duties.

2.	If all management board members, or the sole management board member, of a specific class, A or B, are absent or prevented from performing their duties, the management of the company shall be temporarily entrusted to the person designated for that purpose by the General Meeting, together with the management board members, or member, of the other class, or together with the temporary manager of the other class, as the case may be.
CHAPTER VIII.

Annual Accounts. Profits.

Article 19. Financial year. Drawing up of the Annual Accounts. Deposition for inspection.
1.	The financial year of the company shall be the calendar year.

2.	Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this term is extended by the General Meeting by not more than six months, the management board shall draw up Annual Accounts.

3.	The management board shall deposit the Annual Accounts for inspection by the shareholders at the office of the company within the period referred to in paragraph 2. Within this period the management board shall also deposit the annual report for inspection by the shareholders.

4.	The Annual Accounts shall be signed by all the members of the management board; if the signature of one or more of them is lacking, this shall be stated and reasons given.

5.	The company may, and if the law so requires shall, appoint an Accountant to audit the Annual Accounts.
Article 20. Adoption of the Annual Accounts. Publication.
1.	The General Meeting shall adopt the Annual Accounts.

2.	Unconditional adoption of the Annual Accounts shall not serve to constitute a discharge of the members of the management board for the management,

insofar as such management is apparent from the Annual Accounts. Such discharge requires a separate resolution by the General Meeting.
3.	The company shall publish the Annual Accounts within eight days following the adoption there subject to statutory exemptions, if applicable.
Article 21. Profits.
1.	The allocation of profits earned in a financial year shall be determined by the General Meeting.

2.	Distributions can only take place up to the amount of the Distributable part of the net assets.

3.	Distribution of profits shall take place after the fixing of the Annual Accounts from which it appears it is approved.

4.	The General Meeting may, subject to due observance of the provision of the law, resolve to pay an interim dividend.

5.	The General Meeting may, subject to due observance of paragraph 2, resolve to make payments to the charge of any reserve which need not to be maintained by virtue of the law.

6.	A claim of a shareholder for payment of a dividend shall be barred after five years have elapsed.
CHAPTER IX.

General meetings of shareholders.

Article 22. Annual Meeting.
1.	The Annual Meeting shall be held annually, and not later than six months after the end of the financial year, for the purpose of discussion and adoption of the Annual Accounts.

2.	Other General Meetings of Shareholders shall be held as often as the management board deems such necessary.

3.	General Meetings of Shareholders shall be convoked by the management board, by letter mailed to the addresses of the shareholders as well as beneficiaries of a life interest and pledgees of shares having the rights which, by virtue of the law, accrue to the holders of depositary receipts for shares issued with the company’s cooperation, as shown in the register of shareholders.

4.	The convocation shall take place no later than on the fifteenth day prior to the date of the meeting.

5.	The General Meetings of Shareholders shall be held in the municipality in which the company has its official seat according to these articles of association.

6.	The General Meeting shall itself appoint its chairman. Until that moment a member of the management board shall act as chairman and in the absence of such a member the eldest person at the meeting shall act as chairman.

7.	The members of the management board shall, as such, have the right to give advice in the General Meeting of Shareholders.

Article 23. Waiver of formalities.
1.	As long as the entire issued capital as well as beneficiaries of a life interest and pledgees of shares having the rights which, by virtue of the law, accrue to the holders of depositary receipts for shares issued with the company’s cooperation, are represented at a General Meeting of Shareholders valid resolutions can be adopted on all subjects brought up for discussion, even if the formalities prescribed by law or by the articles of association for the convocation and holding of meetings have not been complied with, provided such resolutions are adopted unanimously.

2.	The management board keeps a record of the resolutions made. If the management board is not represented at a meeting, the chairman of the meeting shall provide the management board with a transcript of the resolutions made as soon as possible after the meeting. The records shall be deposited at the offices of the company for inspection by the shareholders as well as beneficiaries of a life interest and pledgees of shares having the rights which, by virtue of the law, accrue to the holders of depositary receipts for shares issued with the company’s cooperation. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.
Article 24. Voting rights.
1.	Each share confers the right to cast one vote.

2.	The right to take part in the meeting may be exercised by a proxy authorised in writing.

3.	To the extent that the law or the articles of association do not require a qualified majority, all resolutions shall be adopted by a majority of the votes cast.

4.	If there is a tie vote of votes the proposal is thus rejected.
Article 25. Resolutions outside of meetings. Records.
1.	Resolutions of shareholders may also be adopted in writing without recourse to a General Meeting of Shareholders, provided they are adopted by a unanimous vote of all shareholders entitled to vote. The provisions of Article 15 paragraph 4 second sentence, shall apply accordingly. The aforementioned decision making process shall not be permissible in the event that there are beneficiaries of a life interest and pledgees of shares having the rights which, by virtue of the law, accrue to the holders of depositary receipts for shares issued with the company’s cooperation.

2.	The provisions of article 22 paragraph 7 shall apply correspondingly to the adoption of resolutions outside a meeting as referred to in paragraph 1.

3.	The management board shall keep a record of the resolutions thus made. Each of the shareholders must procure that the management board is informed in writing of the resolutions made in accordance with paragraph 1 as soon as possible. The records shall be deposited at the offices of the company for inspection by the shareholders as well as beneficiaries of a life interest and pledgees of shares having the rights which, by virtue of the law, accrue to the holders of depositary receipts for shares issued with the company’s cooperation. Upon request, each of them shall be provided with a copy or an extract of such record at not more than the actual costs.
CHAPTER X.
Amendment of the articles of association and dissolution.

Liquidation.

Article 26. Amendment of the articles of association and dissolution.
When a proposal of the management board to amend the articles of association or to dissolve the company is to be made to the General Meeting, this must be mentioned in the notification of the General Meeting of Shareholders. As regards an amendment of the articles of association, a copy of the proposal including the text of the proposed amendment must at the same time be deposited and held available at the company’s office for inspection by shareholders as well as beneficiaries of a life interest and pledgees of shares having the rights which, by virtue of the law, accrue to the holders of depositary receipts for shares issued with the company’s cooperation until the end of the meeting.
Article 27. Liquidation.
1.	In the event of dissolution of the company by virtue of a resolution of the General Meeting, the members of the management board shall be charged with the liquidation of the business of the company.

2.	During liquidation, the provisions of these articles of association shall remain in force as far as possible.

3.	The balance of the company remaining after payment of debts, shall be transferred to the shareholders in proportion to the aggregate nominal amount of their shares.
Article 28. Transitional Provision.
The first financial year of the company shall end on the thirty-first day of December two thousand and eight.
This transitional provision shall lapse and cease to exist after the first financial year.
Final statements.
Finally, the person appearing declared:
(A)	upon incorporation, the issued share capital amounts to eighteen thousand euros (€18,000). The Incorporator is participating in the issued capital for all shares;

(B)	The issuance takes place at par value. The issued share capital has been paid up in cash. Payment in foreign currency is permitted. The documents, which must be attached by virtue of Section 2:203a of the Dutch Civil Code have been attached to this deed. The Company accepts the payments on the shares issued at the incorporation;

(C)	that the following individuals are appointed as the first members of the management board:
(i)	Gregory Alan Cole, born in Auckland, New Zealand on twelfth day of March nineteenhundred and sixty-three, as a managing director A;

(ii)	Bryce Murray, born in Hamilton, New Zealand on seventeen June nineteenhundred and fifty-seven, as a managing director A;

(iii)	Orangefield Trust (Netherlands) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its office address at Teleportboulevard 140, 1043 EJ Amsterdam, the Netherlands, as a managing director B; and

(iv)	Eleonora Jongsma, born in Schagen, the Netherlands, on the tenth day of March nineteenhundred and sixty-seven, as a managing director B.
(D)	the ministerial declaration of no objections was granted on the fourth day of January two thousand and eight under B.V. number 1473549 and will be attached to this deed.
Power of attorney.
The power of attorney granted to the person appearing appears from a written power of attorney, a copy of which is attached to this deed. Sufficient proof of the existence of the power of attorney has been given to me, civil law notary.
Final.
In witness whereof the original of this deed, which shall be retained by me, civil law notary aforementioned, is executed in Amsterdam, the Netherlands, on the date first given in the head of this deed.
Before reading out, a concise summary of the contents of this instrument was given to the person appearing. She then declared that she had noted the contents that she agreed to the contents and did not want a full reading thereof. Thereupon, after limited reading, this deed was signed by the person appearing, who is known to me, civil law notary, and by me, civil law notary.